                                                                     EXHIBIT 2.1












                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          ARGONAUT TECHNOLOGIES, INC.,

                              CPL ACQUISITION CORP.

                                       AND

                              CAMILE PRODUCTS, LLC.

                          DATED AS OF JANUARY 31, 2001

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
ARTICLE I THE MERGER.............................................................................   3

        1.1    The Merger........................................................................   3
        1.2    Effective Time....................................................................   3
        1.3    Effect of the Merger..............................................................   3
        1.4    Certificate of Incorporation; Bylaws..............................................   3
        1.5    Directors and Officers............................................................   4
        1.6    Maximum Shares to Be Issued; Effect on Capital Stock..............................   4
        1.7    Dissenting Shares.................................................................   6
        1.8    Surrender of Certificates.........................................................   7
        1.9    No Further Ownership Rights in Membership Interests...............................   8
        1.10   Lost, Stolen or Destroyed Certificates............................................   8
        1.11   Tax Consequences..................................................................   8
        1.12   Taking of Necessary Action; Further Action........................................   9
        1.13   Restrictive Legends and Stop-Transfer Orders......................................   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................   9

        2.1    Organization of Company..........................................................   10
        2.2    Company Equity Structure.........................................................   10
        2.3    Subsidiaries.....................................................................   10
        2.4    Authority........................................................................   11
        2.5    Company Financial Statements.....................................................   11
        2.6    No Undisclosed Liabilities.......................................................   12
        2.7    No Changes.......................................................................   12
        2.8    Taxes............................................................................   13
        2.9    Restrictions on Business Activities..............................................   16
        2.10   Title to Properties; Absence of Liens and Encumbrances...........................   16
        2.11   Intellectual Property............................................................   16
        2.12   Agreements, Contracts and Commitments............................................   18
        2.13   Interested Party Transactions....................................................   19
        2.14   Compliance with Laws.............................................................   20
        2.15   Litigation.......................................................................   20
        2.16   Insurance........................................................................   20

        2.17   Minute Books.....................................................................   20
        2.18   Environmental Matters............................................................   20
        2.19   Brokers' and Finders' Fees; Third Party Expenses.................................   21
        2.20   Employee Matters and Benefit Plans...............................................   22
        2.21   Tax Treatment....................................................................   25
        2.22   No Existing Discussions..........................................................   25
        2.23   Representations Complete.........................................................   25
        2.24   Limitations......................................................................   25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................   25

        3.1    Organization, Standing and Power.................................................   25
        3.2    Authority........................................................................   26
        3.3    No Conflict......................................................................   26
        3.4    Capital Structure................................................................   26
        3.5    SEC Documents; Parent Financial Statements.......................................   27
        3.6    Litigation.......................................................................   27
        3.7    Brokers' and Finders' Fees.......................................................   27
        3.8    Tax Treatment....................................................................   27
        3.9    Treatment of Escrow Funds........................................................   28
        3.10   Representations Complete.........................................................   28

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................   28

        4.1    Conduct of Business of Company...................................................   28
        4.2    No Solicitation..................................................................   31
        4.3    Notification; Disclosure Schedule Update.........................................   32

ARTICLE V ADDITIONAL AGREEMENTS.................................................................   33

        5.1    Company Members Approval.........................................................   33
        5.2    LLC Merger.......................................................................   33
        5.3    Access to Information............................................................   33
        5.4    Confidentiality..................................................................   33
        5.5    Expenses.........................................................................   34
        5.6    Public Disclosure................................................................   34
        5.7    Consents.........................................................................   34
        5.8    FIRPTA Compliance................................................................   34
        5.9    Reasonable Efforts...............................................................   35

        5.10   Notification of Certain Matters..................................................   35
        5.11   Investor Representation Letters..................................................   35
        5.12   Additional Documents and Further Assurances......................................   35
        5.13   Nasdaq National Market Listing...................................................   35
        5.14   Company's Financial Statements...................................................   35
        5.15   Employment Arrangements..........................................................   35
        5.16   Due Diligence....................................................................   36
        5.17   Tax Reporting....................................................................   36
        5.18   Noncompetition Agreements........................................................   37

ARTICLE VI CONDITIONS TO THE MERGER.............................................................   37

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................   37
        6.2    Additional Conditions to Obligations of Company..................................   38
        6.3    Additional Conditions to the Obligations of Parent and Merger Sub................   38

ARTICLE VII REMEDIES FOR BREACHES OF THIS AGREEMENT; ESCROW.....................................   40

        7.1    Survival of Representations and Warranties.......................................   40
        7.2    Indemnification..................................................................   40
        7.3    Escrow...........................................................................   40

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..................................................   41

        8.1    Termination......................................................................   41
        8.2    Effect of Termination............................................................   42
        8.3    Topping Fee......................................................................   42
        8.4    Amendment........................................................................   43
        8.5    Extension; Waiver................................................................   43

ARTICLE IX GENERAL PROVISIONS...................................................................   43

        9.1    Notices..........................................................................   43
        9.2    Interpretation...................................................................   44
        9.3    Counterparts.....................................................................   44
        9.4    Entire Agreement; Assignment.....................................................   44
        9.5    Severability.....................................................................   44
        9.6    Governing Law....................................................................   45
        9.7    Exclusive Remedy.................................................................   45
        9.8    Rules of Construction............................................................   45
        9.9    Specific Performance.............................................................   45

                                INDEX OF EXHIBITS

EXHIBIT                                   DESCRIPTION
-------                                   -----------
Exhibit A                                 Form of Investor representation Letter

Exhibit B                                 Registration Rights Agreement

Exhibit C                                 Indemnification Agreement

Exhibit D                                 Form of Noncompetition Agreement

Exhibit E                                 Escrow Agreement

                               INDEX OF SCHEDULES

SCHEDULE           DESCRIPTION
--------           -----------
1.6(a)             Cash Amount
1.6(b)             Escrow Amounts
1.6(e)             Fractional Shares
1.6(f)             Aggregate Common Number
1.8                Number of Shares Issuable upon Exchange
2.2                Company Members Interests List
2.4                Governmental and Third Party Consents
2.5                Company Financials
2.6                Undisclosed Liabilities
2.7                No Changes
2.8                Tax Returns and Audits
2.9                Restrictions on Business Activities
2.10(a)            Leased Real Property
2.10(b)            Liens on Property
2.11(a)            Intellectual Property
2.11(b)            Intellectual Property Licenses
2.11(c)            Proprietary and Confidentiality Agreements
2.12(a)            Agreements, Contracts and Commitments
2.12(b)            Breaches
2.13               Interested Party Transactions
2.15               Litigation
2.18               Environmental Matters
2.19               Brokers/Finders Fees; Third Party Expenses
2.20(b)            Employee Benefit Plans and Employee Agreements
2.20(d)            Employee Plan Compliance
2.20(g)            Post Employment Obligations
2.20(h)(i)         Effect of Transaction
2.20(h)(ii)        Excess Parachute Payments
2.20(j)            Labor
2.22               Existing Discussions or Negotiations
3.3                Required Consents and Waivers
3.5(a)             SEC Documents/Parent Financial Statement Disclosures
3.7                Brokers' and Finders' Fees
4.1                Company Conduct
5.11               Company Affiliate List
5.15               List of Individuals receiving Offer Letters
5.18               List of Individuals executing Noncompetition Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION


        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of January 31, 2001, among Argonaut Technologies, Inc., a Delaware corporation ("Parent"), CPL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Camile Products, LLC, an Indiana limited liability company ("Camile Indiana").

                                    RECITALS

        A. The members of Camile Indiana ("Members") and the Boards of Directors of each of Parent, Merger Sub and Camile Indiana believe it is in the best interests of each of Parent, Merger Sub and Camile Indiana and their respective stockholders and Members that Parent acquire Camile Indiana through the statutory merger of Camile Delaware, as defined below, with and into Merger Sub (the "Merger") and, in furtherance thereof, have adopted this Agreement and approved the Merger.

        B. Prior to the Closing Camile Indiana shall form a wholly-owned limited liability company ("Camile Delaware LLC") pursuant to the Delaware Limited Liability Act.

        C. Prior to consummation of the LLC Merger, as defined below, Camile Delaware LLC shall elect to be treated as an association taxable as a corporation for federal and applicable state income tax purposes, and all outstanding options and other rights to acquire or receive membership interests in Camile Indiana ("Camile Indiana Membership Interests") shall be exercised or converted into membership interests in Camile Indiana.

        D. Prior to the Closing Camile Indiana shall be merged (the "LLC Merger") with and into Camile Delaware LLC pursuant to the Limited Liability Act of Indiana ("Indiana Law") and Delaware General Corporation Law ("Delaware Law"), and (i) all the property, rights, privileges, powers and franchises of Camile Indiana and Camile Delaware LLC shall vest in Camile Delaware LLC, and all debts, liabilities and duties of Camile Indiana and Camile Delaware shall become the debts, liabilities and duties of Camile Delaware LLC, (ii) all outstanding Camile Indiana Membership Interests shall be automatically converted into membership interests with equivalent rights, preferences and privileges in Camile Delaware ("Camile Delaware Membership Interests") on a one-for-one basis and the Camile Indiana Membership Interest shall be cancelled, and (iii) and the separate existence of Camile Indiana shall thereupon terminate.

        E. Prior to the Closing Camile Delaware LLC shall cause a corporation ("Camile Delaware") to be formed pursuant to Delaware Law.

        F. Prior to the Closing Camile Delaware LLC shall be merged (the "Camile Merger") with and into Camile Delaware pursuant to Delaware Law and (i) all the property, rights, privileges, powers and franchises of Camile Delaware LLC and Camile Delaware shall vest in Camile Delaware, and all debts, liabilities and duties of Camile Delaware LLC and Camile Delaware shall become the debts, liabilities and duties of Camile Delaware, (ii) all outstanding Camile Delaware Membership Interests shall be automatically converted into shares of Camile Delaware capital stock, on a one-for-one basis and such shares shall be shares of classes and series of capital stock with rights, preferences and privileges equivalent to the classes and series of Membership Interests being converted, and the Camile Delaware Membership Interest shall be cancelled, and (iii) and the separate existence of Camile Delaware LLC shall thereupon terminate.

        G. All references to "Members" in this Agreement and related agreements and documents are references to Members of Camile Indiana for the period prior to Camile Merger, and for the period after the Camile Merger are references to stockholders of Camile Delaware. All references to "Membership Interests" in this Agreement and related agreements and documents are references to Camile Indiana Membership Interests for the period prior to the Camile Merger, and for the period after the Camile Merger are references to shares of capital stock of Camile Delaware. All references to "Company" in this Agreement and related agreements and documents are references to Camile Indiana for the period prior to the Camile Merger, and for the period after the Camile Merger are references to Camile Delaware.

        H. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all outstanding Membership Interests shall be converted into the right to receive the Cash Amount, as defined below, and shares of voting Common Stock of Parent ("Parent Common Stock").

        I. A portion of the Cash Amount and shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in the Escrow Agreement referred to in Article VII hereof.

        J. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        K. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a "plan of reorganization" with respect to the Merger for purposes of sections 1.368-2 and 1.368-3 of the Treasury Regulations.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Law, including, but not limited to Section 264, Company shall be merged with and into Merger Sub, the separate existence of Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute the appropriate amendment of this Agreement to reflect such substitution.

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law, including, but not limited to, Section 264 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Certificate of Incorporation; Bylaws.

               (a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Parent of all outstanding Membership Interests shall be the Aggregate Share Number (as defined in Section 1.6(f)(ii)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by Company from the date hereof to the Effective Time pursuant to the exercise of options, warrants or other rights to acquire Membership Interests. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holder of any Membership Interests, the following shall occur:

               (a) Conversion of Membership Interests. Each Membership Interest outstanding immediately prior to the Effective Time (other than any Membership Interests to be canceled pursuant to Section 1.6(b) and any Dissenting Shares as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive (subject to Section 1.8 with regard to the Escrow Amount) the following:

                    (i) the Members holding Series A Preferred Units and Series B Preferred Units shall receive the following in satisfaction of their respective preference rights:

                                Shares of Parent
                                  Common Stock                      Cash
        NCTI                        70,212                        $421,282

        Dow                         31,737                         190,425

        Saphfire, Inc.              29,975                         179,857
                                    ------                         -------

        Total:                     131,924                        $791,564

               Subject to adjustment pursuant to a Recapitalization of the Parent Company Stock or by agreement of the parties in the case of a change in the Market Price exceeding the limits set forth in Sections 1.6(d)(ii) and
(iii);

                    (ii) thereafter all Members, including those holding Series A Preferred Units and Series B Preferred Units, shall receive (A) that amount in cash equal to the quotient obtained by dividing $3,208,436 (less the amount of any expenses pursuant to Section 5.5) by the Aggregate Common Number, as defined below), without interest (the "Cash Amount"), and (B) that number of shares of Parent Common Stock equal to the Exchange Ratio (as defined in Section 1.6(f)(iv) below), upon surrender of the certificate representing such Membership Interests, if any, in the manner provided in Section 1.8. The Cash Amount and the number of shares of Parent Common Stock to be distributed to each Member shall be set forth on Schedule 1.6(a) to be provided no later than the Closing Date. Escrow Amounts for each Member shall be as set forth on Schedule 1.6(b) to be provided no later than the Closing Date

               (b) Cancellation of Parent-Owned and Company-Owned Membership Interests. Each Membership Interest owned by Merger Sub, Parent or Company or any direct or indirect wholly owned subsidiary of Parent or Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Options. At the Effective Time, neither Parent nor the Surviving Corporation shall assume any outstanding options or other rights to acquire Membership Interests, and any such options and rights shall be cancelled without payment of any consideration.

               (d) Adjustments to Exchange Ratio.

                    (i) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Membership Interests), reorganization, recapitalization or other like change with respect to Parent Common Stock or Membership Interests occurring after the date hereof and prior to the Effective Time.

                    (ii) If the Market Price (as defined below) of Parent Common Stock exceeds $12.00 per share, Parent shall not be obligated to close unless the Exchange Ratio is reduced accordingly.

                    (iii) If the Market Price of Parent Common Stock is less than $6.00 per share, Company shall not be obligated to close unless the Exchange Ratio is increased accordingly.

               (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of Membership Interests who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the amount set forth on Schedule 1.6(e) (calculated as set forth in Section 1.6(f)(iv).

               (f) Definitions.

                    (i) Aggregate Common Number. The "Aggregate Common Number" shall mean (the aggregate number of Membership Interests outstanding immediately prior to the Effective Time). The Aggregate Common Number shall be set forth on
Schedule 1.6(f) to be provided on or before March 1, 2001.

                    (ii) Aggregate Share Number. The "Aggregate Share Number" shall be 666,667 shares of Common Stock of Parent, as appropriately adjusted pursuant to the provisions of

Section 1.6(d)(i) to reflect the effect of any stock split, stock dividend, reorganization, recapitalization or the like with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time (a "Recapitalization of the Parent Common Stock"), or by agreement of Parent and Company in the case of a change in the Market Price exceeding the limits set forth in Sections 1.6(d)(ii) and (iii).

                    (iii) Escrow Amount. The "Escrow Amount" shall be $600,000 in cash plus 100,000 shares of Parent Common Stock (that is equal to the product obtained by multiplying (x) the Aggregate Common Number by (y) the Exchange Ratio by (z) 15%.

                    (iv) Exchange Ratio. The "Exchange Ratio" shall be the number obtained by dividing (x) the difference between the Aggregate Share Number and the number of shares of Parent Company Stock needed to satisfy the preference rights set forth in Section 1.6(a)(i) by (y) the Aggregate Common Number.

                    (v) Market Price. The Market Price of the Parent Common Stock shall mean the price per share of Parent Common Stock that is equal to the average of the closing prices of a share of Parent Common Stock, as reported on the Nasdaq National Market, during the ten consecutive trading days ending on the date preceding the Closing Date.

        1.7    Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any Membership Interests held by a holder who has demanded and perfected appraisal or dissenters' rights for such Membership Interests in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by applicable law.

               (b) Notwithstanding the provisions of subsection (a), if any holder of Membership Interests who demands appraisal of such Membership Interests under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Membership Interests shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares as provided in
Section 1.6, without interest thereon, upon surrender of the certificate representing such Membership Interests.

               (c) Company shall give Parent (i) prompt notice of any written demands for appraisal of any Membership Interests, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Membership Interests or offer to settle or settle any such demands.

        1.8    Surrender of Certificates.

               (a) Exchange Agent. U.S. Stock Transfer shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I and as set forth on Schedule 1.8, the aggregate number of shares of Parent Common Stock issuable in exchange for outstanding Membership Interests; provided, however, that on behalf of the holders of Membership Interests, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Sections 1.6(a). The portion of the Escrow Amount contributed on behalf of each holder of Membership Interests shall be as set forth on Schedule 1.6(b).

               (c) Exchange Procedures. Promptly after the Effective Time, Parent or the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding Membership Interests and which Membership Interests were converted into the right to receive cash and shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may mutually agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of cash and issuance of certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash equal to the Cash Amount plus a certificate representing the number of whole shares of Parent Common Stock (less the cash and number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to the Escrow Agreement referred to in Article VII hereof, plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to
Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of the Escrow Agreement referred to in Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in the Escrow Agreement referred to in Article VII) the Cash Amount, a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the names of the stockholders to whom such shares would otherwise be issued. Such Cash Amount and such shares of Parent common Stock shall be available to compensate Parent as provided in the Escrow Agreement referred to in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Membership Interests will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the Cash Amount and the number of full shares of Parent Common Stock into which such Membership Interests shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions With Respect to Unexchanged Membership Interests. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Membership Interests for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 No Further Ownership Rights in Membership Interests. All shares of Parent Common Stock issued upon the surrender for exchange of Membership Interests in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Membership Interests, and there shall be no further registration of transfers on the records of the Surviving Corporation of Membership Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Membership Interests shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Cash Amount, shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6.

        1.11 Tax Consequences. The parties hereto intend that the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a) of the Code.

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub, respectively, are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.

        1.13   Restrictive Legends and Stop-Transfer Orders.

               (a) Legends. Parent shall cause the legend set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Parent Common Stock issued pursuant to Section 1.6(a) above to the persons listed on Schedule 5.10, together with any other legends that may be required by state or federal securities laws:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSFER IS IN ACCORDANCE WITH RULE 144 OF THE SECURITIES ACT OR SIMILAR RULE OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT (AND SUCH COUNSEL IS REASONABLY ACCEPTABLE TO THE COMPANY) STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

               (b) Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent.

               (c) Refusal to Transfer. Parent and its transfer agent shall not be required (i) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Parent Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by Company to Parent prior to execution of this Agreement (the "Company Schedules") and dated as of the date hereof, as follows:

        2.1    Organization of Company.

               (a) Camile Indiana is a limited liability company duly organized and validly existing under the laws of the State of Indiana. Camile Indiana has the requisite power to own its properties and to carry on its business as now being conducted. Camile Indiana is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Camile Indiana (hereinafter referred to as a "Material Adverse Effect"). Camile Indiana has delivered to Parent a true and correct copy of its Articles of Organization and Operating Agreement, each as amended to date.

               (b) Prior to the Closing Date, Camile Indiana and its successor shall cause Camile Delaware to (i) be duly incorporated in the State of Delaware with all requisite power to own the properties of Camile Indiana and to carry on the business of Camile Indiana, and (ii) deliver to Parent a true and correct copy of its Certificate of Incorporation and bylaws, each as amended.

        2.2    Company Equity Structure.

               (a) As of the Closing Date, the authorized equity of Company shall consist of the number shares of capital stock set forth on Schedule 2.2 as authorized, of which the number of shares set forth on Schedule 2.2 as outstanding shall be issued and outstanding, and no other equity interests. As of the Closing Date, the persons shall hold Membership Interests of record, with the addresses of record and in the amounts set forth on Schedule 2.2. All outstanding Membership Interests in Camile Indiana are duly authorized, validly issued, fully paid and non assessable, and as of the Closing, all outstanding Membership Interests in Camile Delaware will be duly authorized, validly issued, fully paid and nonassessable, and except as set forth on Schedule 2.2, not subject to preemptive rights created by statute, the Articles of Organization or Operating Agreement of Camile Indiana or Camile Delaware or any agreement to which either Camile Indiana or Camile Delaware is a party or by which either is bound.

               (b) As of the Closing Date there shall be no outstanding options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Membership Interests or obligating Company to grant any such option, warrant, call, right, commitment or agreement (collectively the "Equity Commitments"). All holders of any Equity Commitments shall have exercised such Equity Commitments or been given all required notices or waived such notices prior to the Merger.

        2.3 Subsidiaries. Neither Company nor Camile Delaware now has or ever had any other subsidiaries or affiliated companies and neither otherwise owns or has ever owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Members, Company has all requisite power and authority to enter into this Agreement and at the Closing Company will have all requisite power and authority to consummate the transactions contemplated hereby. The only vote required of the Members to duly approve the Merger, this Agreement and the transactions contemplated hereby is (i) a majority of the units of Series A Common Units and Series B Preferred Units of Camile Indiana, voting together as a single class, and (ii) 80% of the outstanding Series A Preferred Units of Camile Indiana, voting as a separate class. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company, subject only to the approval of the Merger by the Members. Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, subject only to the approval of the Merger as set forth above, and this Agreement by the Members, the execution and delivery of this Agreement by Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Organization or Operating Agreement of Company (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations that are set forth on Schedule 2.4.

        2.5 Company Financial Statements. Schedule 2.5 sets forth Company's unaudited balance sheet as of December 31, 2000 (the "Balance Sheet"), and the related unaudited statement of operations and statement of cash flow for the 12-month period then ended (collectively, the "Company Financials"). Except as disclosed in Schedule 2.5, the Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except that Company Financials do not include footnotes. As adjusted by the disclosures in Schedule 2.5, the Company Financials present fairly the financial condition and operating results of Company as of the dates and during the periods indicated therein; provided, however, the Company Financials are subject to normal auditing adjustments necessary for a fair presentation of the financial condition or results of operation of the Company; provided further, that if Parent deems any such adjustment to be material, parent may elect to terminate this Agreement pursuant to the provisions of Section 8.1(e).

        2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of Company's business since the date of the Balance Sheet, consistent with past practices.

        2.7 No Changes. Except as set forth in Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

               (a) transaction by Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

               (b) amendments or changes to the Articles of Organization or Operating Agreement of Company;

               (c) capital expenditure or commitment by Company, either individually or in the aggregate, exceeding $10,000;

               (d) destruction of, damage to or loss of any material assets, business or customer of Company (whether or not covered by insurance);

               (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action of which Company has knowledge;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company;

               (g) revaluation by Company of any of its assets;

               (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Membership Interests, or any direct or indirect redemption, purchase or other acquisition by Company of any of its Membership Interests;

               (i) increase in the salary or other compensation payable or to become payable to any of its officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

               (j) sale, lease, license or other disposition of any of the assets or properties of Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

               (k) amendment or termination of any material contract, agreement or license to which Company is a party or by which it is bound;

               (l) loan by Company to any person or entity, incurring by Company of any indebtedness, guaranteeing by Company of any indebtedness, issuance or sale of any debt securities of Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (m) waiver or release of any right or claim of Company, including any write-off or other compromise of any account receivable of Company in excess of $10,000 individually or in excess of $20,000 in the aggregate;

               (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the knowledge of Company, any investigation of Company or its affairs;

               (o) notice of any claim of ownership by a third party of Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by Company of any third party's Intellectual Property rights;

               (p) issuance or sale by Company of any of its Membership Interests, or securities exchangeable, convertible or exercisable therefor, or of any other of its Membership Interests;

               (q) change in pricing, royalties or reimbursement rates set or charged by Company to its customers or licensees or in pricing, royalties or reimbursement rates set or charged by persons who have licensed Intellectual Property to Company;

               (r) event or condition of any character that has or is reasonably likely in Company's opinion to have a Material Adverse Effect on Company; or

               (s) negotiation or agreement by Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.8 Taxes.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

                    (i) Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                    (ii) Company as of the Effective Time: will have (A) paid or accrued all Taxes it is required to pay or accrue and withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) accrued on the Balance Sheet all Taxes for periods preceding the Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

                    (iii) Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company, nor has Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                    (iv) No audit or other examination of any Return of Company is currently in progress, nor has Company been notified of any request for such an audit or other examination.

                    (v) Company does not have any liabilities for unpaid federal, state, local and foreign Taxes that have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Company has no knowledge of any basis for the assertion of any such liability attributable to Company, its assets or operations.

                    (vi) Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Camile Indiana's organization.

                    (vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of Company relating to or attributable to Taxes, except for any Liens for current Taxes not yet due.

                    (viii) Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, could result in any Lien on the assets of Company.

                    (ix) None of Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                    (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section 280G or 162 of the Code.

                    (xi) Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

                    (xii) Company is not a party to a tax sharing or allocation agreement nor does Company owe any amount under any such agreement.

                    (xiii) Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                    (xiv) Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Company's tax books and records.

                    (xv) Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code, (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                    (xvi) On March 28, 2000, Camile Indiana filed an election under Treasury Regulations Sections 301.7701-3 to be classified as an association taxable as a corporation for federal tax purposes, with such election to be effective as of January 31, 2000 (the "Camile Election"). The Camile Election was validly made, is currently in effect and has not been revoked. Prior to the Closing, Camile Delaware, LLC shall file an election under Treasury Regulations Sections 301.7701-3 to be classified as an association taxable as a corporation for federal tax purposes (the "Camile Delaware Election"). As of the Closing, the Camile Delaware Election shall be validly made and shall not have been revoked. Camile Indiana has provided a copy of the Camile Election to Parent, and prior to Closing Camile Delaware shall provide a copy of the Camile Delaware Election to Parent.

                    (xvii) Except as set forth on Schedule 2.8, no adjustment relating to any Return filed by Company has been proposed formally or, to the knowledge of Company, informally by any tax authority to Company or any representative thereof.

                    (xviii) Except as set forth on Schedule 2.8, Company (a) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) has no liability for the Taxes of any person (other than Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (c) has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes, except that Camile Indiana was treated as a partnership for federal tax purposes prior to its filing on March 28, 2000, the election referred to in
Section 2.8(b)(xvi).

                    (xix) Company hereby incorporates as part of this Section 2.8, the representations and warranties set forth in Section II of Attachment A to this Agreement.

        2.9 Restrictions on Business Activities. Except as set forth in Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Company is a party or otherwise binding upon Company that has or of which Company is aware that reasonably could be expected to have the effect of prohibiting or impairing any business practice of Company, any acquisition of property (tangible or intangible) by Company or the conduct of business by Company. Without limiting the foregoing, except as set forth on Schedule 2.9, Company has not entered into any agreement under which Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.10 Title to Properties; Absence of Liens and Encumbrances.

               (a) Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. Except as set forth on Schedule 2.10, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default).

               (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.11 Intellectual Property.

               (a) Except as listed on Schedule 2.11(a), Company owns, or is licensed or otherwise has the legally enforceable rights to use pursuant to existing agreements, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form except for source code for any "off the shelf" software used in the business of Company), and tangible or intangible proprietary information or material that are used in the business of Company as currently conducted or as proposed to be conducted by Company within the next 12 months as set forth in Company's current business plan (the "Company Intellectual Property Rights").

               (b) Schedule 2.11(a) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11(b) sets forth a complete list of all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company or any other person is authorized to use any Company Intellectual Property Right or trade secret of Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The execution and delivery of this Agreement by Company, and the consummation of the transactions contemplated hereby, will neither cause Company to be in material violation of or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedules 2.11(a) or 2.11(b), Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Company Intellectual Property Rights are being used.

               (c) No claims with respect to Company Intellectual Property Rights have been asserted or are, to Company's knowledge, threatened by any person, nor, to Company's knowledge, are there any valid grounds for any such claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in Company's business as currently conducted or as proposed to be conducted by Company by Company within the next 12 months as set forth in Company's current business plan, or (iii) challenging the ownership by Company, validity or effectiveness of any of Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Company are valid and subsisting. Company has not infringed, and the business of Company as currently conducted does not or as proposed to be conducted to the knowledge of the Company will not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. There is no material unauthorized use, infringement or misappropriation of any of Company Intellectual Property Rights by any third party, including any employee or former employee of Company that is likely to have a Material Adverse Effect. No Company Intellectual Property Right or product of Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Company. Company has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of Company Intellectual Property Rights. Except as set forth on Schedule 2.11(c), each current and former employee, consultant or contractor of Company has executed a proprietary information and confidentiality agreement substantially in Company's standard forms and in any event restricting the use and disclosure of Company Intellectual Property and providing for the assignment to Company of Company Intellectual Property developed by such employees, consultants and contractors. Except as set forth on Schedule 2.11(c), all software included in Company Intellectual Property Rights is original with Company and has been either created by employees of Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to Company.

        2.12 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12(a), Company does not have, is not a party to nor is it bound by:

               (a) any collective bargaining agreements,

               (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

               (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

               (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Company,

               (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (f) any fidelity or surety bond or completion bond,

               (g) any lease of personal property having a value individually in excess of $10,000,

               (h) any agreement of indemnification or guaranty,

               (i) any agreement, contract or commitment containing any covenant limiting the freedom of Company to engage in any line of business or to compete with any person,

               (j) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000,

               (k) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company's business,

               (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

               (m) any purchase order or contract for the purchase of raw materials involving $10,000 or more,

               (n) any construction contracts,

               (o) any distribution, joint marketing or development agreement,

               (p) any contract, agreement or option requiring that Company give any notice, obtain any consent, or provide any information to any person prior to consummating the Merger,

               (q) any contract involving a governmental body, to which any governmental body is a party, under which any governmental body has any rights or obligations, or indirectly or directly benefiting any governmental body,

               (r) any agreement pursuant to which Company has granted or may grant in the future, to any party, a license or option or other right to use or acquire any technology or Company Intellectual Property Right, or

               (s) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within 30 days, or that could reasonably be expected to have a Material Adverse Effect on the business condition, assets, liabilities or financial performance of Company or any of the transactions contemplated by this Agreement.

        Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and is enforceable in accordance with its terms and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which Company has knowledge by any party obligated to Company pursuant thereto. Company believes that the Contracts collectively constitute all of the contracts and agreements necessary to enable Company to conduct its business in the manner in which it is currently being conducted.

        2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or Member (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity that furnished or sold, or furnishes or sells, services or products that Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

        2.14 Compliance with Laws. Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to Company's knowledge threatened against Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, to Company's knowledge, there is no investigation pending or threatened against Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.16 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company, there is no claim by Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.17 Minute Books. The minute books of Company made available to counsel for Parent are the only minute books of Company and contain a reasonably accurate summary of all the actions taken at meetings of managers or directors (or committees thereof) and the Members or actions by written consent since the time of organization of Company.

        2.18 Environmental Matters.

               (a) "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigation costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials (as hereinafter defined) or (ii) any violation, or alleged violation, of any Environmental Laws. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

               (b) Except as set forth on Schedule 2.18, Company has been and is in compliance (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof) in all material respects with all Environmental Laws and Company has not received any notice of any alleged claim, violation of or liability under any Environmental Laws that has not heretofore been cured or for which there is any remaining liability;

               (c) Except as set forth on Schedule 2.18, Company has not received notice of any Environmental Claim filed or threatened against it, or against any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law and, except as set forth on Schedule 2.18, there are no past or present actions, activities, circumstances, conditions, events or incidents, that in Company's reasonable opinion, could be expected to form the basis of any material Environmental Claim against Company, the business thereof, or against any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law;

               (d) Except as set forth on Schedule 2.18, Company has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; and

               (e) Except as set forth on Schedule 2.18, no Hazardous Materials are present in or on any premises leased or used at any time by Company or for its business, and no reasonable likelihood exists that prior to the Effective Time any Hazardous Materials will come to be present in or on any such premises leased or used at any time by Company for its business, so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

        2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. As of the Closing date only, Schedule 2.19 will set forth Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.5) expected to be incurred by Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.20   Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations thereunder;

                    (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which Company or any Affiliate has or may have any liability contingent or otherwise that is likely to have a Material Adverse Effect;

                    (iv) "Employee" shall mean any current, former, or retired employee, or officer of Company or any Affiliate;

                    (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

                    (vi) "IRS" shall mean the Internal Revenue Service;

                    (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) that is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                    (viii) "Pension Plan" shall refer to each Company Employee Plan that is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. Company has or prior to Closing shall have provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets;
(v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980 of the Code.

               (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has Company contributed to or been required to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

               (h) Effect of Transaction.

                    (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit that will or may be made by Company or Parent or any of their respective Affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (i) Employment Matters. Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

               (j) Labor. No work stoppage or labor strike against Company is pending or, to the knowledge of Company, threatened. Except as set forth in
Schedule 2.20(j), Company is not involved in or, to the knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints that, if adversely determined, would, individually or in the aggregate, result in liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, directly or indirectly result in a liability to Company. Except as set forth in
Schedule 2.20(j), Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

        2.21 Tax Treatment. Neither Company nor any of its directors, officers or Members has taken any action that would interfere with the status of the Merger as a reorganization under Sections 368(a) of the Code.

        2.22 No Existing Discussions. Except as set forth on Schedule 2.22, neither Company nor any of its representatives, agents, or employees are engaged, directly or indirectly, in any discussions or negotiations with any other person relating to any action or activity proscribed by Section 4.2 hereof.

        2.23 Representations Complete. None of the representations or warranties made by Company (as modified by Company Schedules), nor any statement made in any schedule or certificate furnished by Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Members in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

        2.24 Limitations. Except for the representations and warranties expressly set forth in this Agreement, Company shall not be deemed to have made any further representations or warranties, express or implied, now or hereafter.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to Company as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business assets (including intangible assets), financial condition or results of operations of Parent and Merger Sub taken as a whole.

        3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. As of the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms.

        3.3 No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub does not, and as of the Effective Time, the consummation of the transaction contemplated hereby will not conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of either Parent or Merger Sub (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any conflict) is required by or with respect to either Parent or Merger Sub in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registration, declaration and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations that are set forth on Schedule 3.3.

        3.4 Capital Structure.

               (a) The authorized stock of Parent consists of 120,000,000 shares of Common Stock, of which 18,270,009 shares were issued and outstanding as of January 2, 2001, and 10,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The outstanding stock of Merger Sub is free of liens and encumbrances.

               (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

        3.5 SEC Documents; Parent Financial Statements. Parent has furnished or made available to Company true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") since July 18, 2000, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. Except as disclosed on Schedule 3.5 (a), since the date of filing of any SEC Document, no material event or material fact has occurred with respect to Parent and/or Merger Sub of a nature that would have been required to be disclosed in any SEC Documents, if such event or material fact had occurred prior to the date of such filing. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements; provided, however, the Parent may have restated or may restate one or more of the Parent Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof. Parent has provided Company with a full and complete copy of any amendments or restatements of the Parent Financial Statements.

        3.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. Parent is not subject to any material litigation except as disclosed in the SEC Documents.

        3.7 Brokers' and Finders' Fees. Except as set forth on Schedule 3.7, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 3.7 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

        3.8 Tax Treatment. Neither Parent, Merger Sub nor their respective managers or officers has taken any action that, would interfere with the status of the Merger as a reorganization under Section 368(a) of the Code. Parent and Merger Sub hereby incorporate as part of this Section 3.8, the representations and warranties set for in Section I of Attachment A to this Agreement.

        3.9 Treatment of Escrow Funds. To the extent that a portion of the shares of Parent Stock issued in exchange for the shares of Company Membership Interests will be placed in escrow by Parent and will be made subject to a condition pursuant to this Agreement and the Escrow Agreement, for possible return to Parent under specified conditions: (1) there is a valid business reason for establishing the arrangement; (2) the shares of Parent Stock subject to such arrangement will appear as issued and outstanding on the balance sheet of Parent and such shares of Parent Stock will be legally outstanding under applicable law; (3) all dividends paid on such shares of Parent Stock will be distributed currently to the exchanging Members; (4) all voting rights of such shares of Parent Stock will be exercisable by and on behalf of the Members or their authorized agent; (5) no shares of such Parent Stock will be subject to restrictions requiring their return to Parent because of death, failure to continue employment, or similar restrictions; (6) all such shares of Parent Stock will be released from the arrangement within five years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the shares of stock should be released); (7) at least 50 percent of the number of shares of each class of Parent Stock issued initially to the Members will not be subject to the arrangement; (8) the return of the shares of Parent Stock will not be triggered by an event the occurrence or nonoccurrence of which is in control of the Members; (9) the return of shares of Parent Stock will not be triggered by the payment of additional Tax or reduction in Tax paid as a result of an audit by the IRS of the Members, the Company or Parent or either
(a) with respect to the reorganization in which the escrowed Parent Stock will be issued, or (b) when the reorganization in which the escrowed Parent Stock will be issued involves persons related within the meaning of Section 267(c)(4) of the Code; and (10) the mechanism for the calculation of the number of shares of Parent Stock to be returned is objective and will be readily ascertainable.

        3.10 Representations Complete. None of the representations or warranties made by Parent or Merger Sub, nor any statement made in any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement contains or will contain as of the Effective Time, any untrue statement of material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein not misleading.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of Company.

               (a) Company Conduct. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its current directors, officers and key employees and preserve their relationships with customers, suppliers, corporate partners, collaborators, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting Company or its business. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, Company shall not, without the prior written consent of Parent:

                    (i) Enter into any commitment, activity or transaction not in the ordinary course of business;

                    (ii) Transfer to any person or entity any rights to any Company Intellectual Property Rights;

                    (iii) Enter into or amend any material agreements pursuant to which any other party is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope;

                    (iv) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the material agreements to which Company is a party, or enter into material capital commitments or material long term obligations;

                    (v) Commence or settle any litigation;

                    (vi) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Membership Interests, or split, combine or reclassify any Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Membership Interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any Membership Interests (or options, warrants or other rights exercisable therefor); provided, however, Parent and Merger Sub hereby acknowledge and agree that Company may, in Company's sole discretion, distribute to its existing Members, any cash amounts (excluding forgiveness or conversion of debt or other liability) received by the Company pursuant to (i) the exercise of currently outstanding stock options granted to Company's employees, (ii) the exercise of any Warrants currently outstanding, and/or (iii) exercise by Rose Hulman Ventures of its right pursuant to Section 3.d of the Letter of Intent between the Company and Rose Hulman Ventures (excluding forgiveness or conversion of debt or other liability). It is further acknowledged and agreed by Parent and Merger Sub that any such distribution shall not cause a decrease in the Purchase Price under this Agreement;

                    (vii) Except for the issuance of Membership Interests upon exercise or conversion of currently outstanding options or other rights to Acquire Membership Interests, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Membership Interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any Membership Interests or other convertible securities;

                    (viii) Cause or permit any amendments to its Articles of Organization or Operating Agreement;

                    (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company;

                    (x) Purchase, sell, lease, license or otherwise dispose of any properties or assets, except in the ordinary course of business and consistent with past practice;

                    (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Company or guarantee any debt securities of others;

                    (xii) Grant any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 2.12(a);

                    (xiii) Adopt or amend any employee benefit, bonus, or severance plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, officer, employee or consultant, or increase the salaries or wage rates of its directors, officers, employees or consultants; provided; that Company, after consultation with Parent, may hire key management personnel, including, but not limited to, a product director, chief technology officer and an applications chemist;

                    (xiv) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

                    (xv) Take any action that would jeopardize the tax-free reorganization hereunder including, without limitation, (A) the revocation of any election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for federal tax purposes, and (B) the making of an election under Treasury Regulations Section 301.7701-3(c) to be classified as other than an association taxable as a corporation for federal tax purposes;

                    (xvi) Pay, discharge or satisfy, in an amount in excess of $5,000, in any one case, or $10,000 in the aggregate (of like cases or similar items), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Company Financial Statements;

                    (xvii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                    (xviii) Enter into any strategic alliance, research collaboration, joint development or joint marketing arrangement or agreement; provided, that Company, after consultation with Parent, may enter into a product development agreement with Rose-Hulman Ventures on terms substantially similar to those previously disclosed by Company to Parent;

                    (xix) Fail to pay or otherwise satisfy its monetary obligations consistent with past practices, which will not have a Material Adverse Effect, except such as are being contested in good faith;

                    (xx) Waive or commit to waive any rights with a value in excess of $5,000, in any one case, or $10,000, in the aggregate;

                    (xxi) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

                    (xxii) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which Company directly or indirectly holds any interest on the date hereof; or

                    (xxiii) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(i) through (xxii) above, or any other action that would prevent Company from performing or cause Company not to perform its covenants hereunder.

               (b) Parent Conduct. Parent shall promptly notify Company of any event or occurrence that is not in the ordinary course of business of Parent and that is material and adverse to the business of Parent. Parent agrees to disclose to Company prior to the Effective Time any material change in its capitalization as set forth in Section 3.3 hereto.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Company will not, nor will Company permit any of Company's officers, directors, Members, or their agents, representatives or affiliates to, except as may be reasonably required pursuant to such person's statutory or common law fiduciary duties ("Fiduciary Duties"), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its Membership Interests or assets, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its Membership Interests or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of Company (whether by way of merger, purchase of Membership Interests, purchase of assets or otherwise) or any material portion of its Membership Interests, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Company (whether by way of merger, purchase of Membership Interests, purchase of assets or otherwise) or any material portion of its Membership Interests or assets by any person, other than by Parent. Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, or pursuant to any statutory or common law fiduciary duty, disclosure by Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2. Notwithstanding anything to the contrary in this Section 4.2, however, Company shall be permitted to solicit, initiate, entertain or encourage any proposal or offers to purchase an equity interest in Company by any venture, banking or any other potential investors (collectively "Investors"); provided, that Company may only issue any such equity interests to Investors that agree in writing to approve the Merger, this Agreement, and the transactions contemplated hereby and to exchange such equity interests pursuant to the terms hereof.

        4.3 Notification; Disclosure Schedule Update. Between the date of this Agreement and the Closing Date, Company shall promptly notify Parent in writing if it becomes aware after the date of this Agreement of the occurrence of any event that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any representation or warranty of Company in this Agreement as of the date made or as of the Closing Date. Should any such event require any change in the Company Schedules in order to make the representations and warranties of Company true and correct in all material respects as of the date made and on the Closing Date, Company will promptly, but in no event later than three business days prior to the Closing Date, deliver to Parent a supplement to the Company Schedules specifying such change (the "Supplemental Disclosure"). Parent and Merger Sub shall have the option, in their joint discretion, to elect to (i) declare such modification a material breach of Company's representations and warranties and elect to terminate this Agreement, or (ii) to consummate the Merger despite such Supplemental Disclosure, and the representations and warranties of Company shall be deemed modified and supplemented with respect to the events as indicated in the Supplemental Disclosure for all purposes hereof, including the application of
Article VII and the Indemnification Agreement; provided, however, (x) if Parent and Merger Sub elect to consummate the Merger, Parent, Merger Sub and Company shall negotiate in good faith to reach a mutually agreeable resolution or accommodation with respect to any issues raised by any such Supplemental Disclosure, and (y) nothing in this Section 4,3 shall require Parent and Merger Sub to accept the information in any Supplemental Disclosure as a modification to the Company Schedules, and to waive the conditions set forth in Section 6.3(a) with respect to any Supplemental Disclosure.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 Company Members Approval. As promptly as practicable after the execution of this Agreement and at such time as is permitted by applicable law, Company shall submit this Agreement and the transactions contemplated hereby to the Members for approval and adoption as provided by Delaware Law and its Articles of Organization and Operating Agreement. Company shall use its best efforts to solicit and obtain the consent of the Members sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Members shall be subject to review and approval by Parent and include information regarding Company, the terms of the Merger and this Agreement and the unanimous recommendation of the directors of Company in favor of the Merger and this Agreement.

        5.2 LLC Merger. Prior to the Closing, Company shall cause each of the LLC Merger and the Camile Delaware Merger to be duly authorized and consummated in accordance with and be effective under applicable Indiana Law, Delaware Law, and applicable securities and other applicable law. As part of the LLC Merger, among other things, Company shall, in accordance with all applicable law, cause
(i) Camile Indiana to assign to Camile Delaware LLC all its property, rights, privileges, powers and franchises and to ensure that all of the foregoing vest in Camile Delaware LLC, (ii) Camile Delaware LLC to assume all debts, liabilities, obligations and duties of Camile Indiana, (iii) the exercise or cancellation of all outstanding options and rights to acquire Camile Indiana Membership Interests and Camile Delaware LLC Membership Interests, and (iv) the separate existence of Camile Indiana to terminate. As part of the Camile Merger, among other things, Company shall, in accordance with all applicable law, cause
(i) Camile Delaware LLC to assign to Camile Delaware all its property, rights, privileges, powers and franchises and to ensure that all of the foregoing vest in Camile Delaware, (ii) Camile Delaware to assume all debts, liabilities, obligations and duties of Camile Delaware LLC, and (iii) the separate existence of Camile Delaware LLC to terminate.

        5.3 Access to Information. Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to: (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this
Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4 Confidentiality. Except for disclosure pursuant to the company's rights pursuant to Section 4.2 or section 5.6, the parties agree that neither they nor their agents shall disclose to any person who is not a direct participant in the negotiations or due diligence regarding the proposed transactions any of the terms or conditions of the proposed transactions. In addition, each party will maintain in strict confidence all confidential information ("Confidential Information") obtained from any other party or its agents during the course of the due diligence and negotiation. Confidential Information means nonpublic information concerning the disclosing party's business, business plans, products or technology, whether disclosed before or after the date of this Agreement, that is clearly marked "confidential" or "proprietary" and orally disclosed information that is communicated with indicia of confidentiality and promptly thereafter confirmed in writing to be confidential. Confidential Information shall not include any information in writing that is or becomes publicly known or available not through improper action of the receiving party, is already known by the receiving party prior to disclosure, is independently developed by the receiving party without using Confidential Information of the other party, or is obtained by the receiving party from a third party without breach of a confidentiality obligation. In the event that the transaction is not consummated, or any time upon the request of any party, all material furnished by such party or its agents to any other party or its agents, and all copies or extracts thereof in notes and analyses prepared therefrom, shall be returned to the disclosing party or destroyed and certified as destroyed.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that expenses payable to accountants, financial advisers, consultants and legal counsel to Company in connection with negotiation of this Agreement and consummation of the Merger shall not be paid by Company or Parent but instead shall be a reduction of the Cash Amount to the extent incurred and estimable prior to the Closing and thereafter shall be paid to Parent from the Escrow Fund on behalf the holders of Membership Interests on a pro rata basis.

        5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no further disclosure (whether or not in response to an inquiry) of the terms of this Agreement shall be made by any party hereto except as contemplated herein, unless approved by Parent and Company prior to release, provided that such approval shall not be unreasonably withheld.

        5.7 Consents. Schedule 2.4 sets forth a complete list of all consents, waivers and approvals required by Company under any of the Contracts, or otherwise, in connection with the Merger. Company shall use its commercially reasonable efforts to obtain all such consents, waivers and approvals under any of the Contracts, or otherwise, as may be required in connection with the Merger so as to preserve all rights of and benefits to Company of the Surviving Corporation thereunder.

        5.8 FIRPTA Compliance. To the extent required by law, on or prior to the Closing Date, Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.10 Notification of Certain Matters. Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.11 Investor Representation Letters. Schedule 1.6(a) sets forth those Members who will be receiving shares of Parent common Stock pursuant to the terms of this Agreement. Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing from each of such Members, an executed Investor Representation Letter in substantially the form of Exhibit A.

        5.12 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.13 Nasdaq National Market Listing. Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        5.14 Company's Financial Statements. Company will use commercially reasonable efforts to facilitate on a timely basis the preparation of financial statements as required by Parent to comply with applicable SEC regulations.

        5.15 Employment Arrangements.

               (a) All Company employees who continue as employees of the Surviving Corporation after the Closing shall be entitled to benefits comparable to the benefits Parent provides its employees at the same level as such employees of the Surviving Corporation will be after the Closing.

               (b) As soon as practicable after the execution of this Agreement, Parent shall deliver letters (the "Offers Letters"), offering employment with Parent or the Surviving Entity to each individual on Schedule 5.15. Each such individual shall acknowledge, accept, execute and deliver a copy of his or her Offer Letter to Parent on or prior to the date set forth on Schedule 5.15 for such individual.

        5.16 Due Diligence.

               (a) Conduct of Due Diligence. Parent and its agents and representatives shall conduct, and Company shall use its commercially reasonable efforts to assist Parent and its agents and representatives in conducting, Parent's financial, legal and other due diligence examinations of Company prior to February 12, 2001.

               (b) Notice of Completion of Due Diligence. On the later February 12, 2001, or the date that is 12 days after Receipt by Parent of all of the requested due diligence materials and access to the employees, books and records of Company, Parent shall deliver to Company written notice (the "Due Diligence Completion Notice") specifying that Parent has completed its financial, legal and other due diligence examination of Company and that (i) Parent is satisfied with such examination, or (ii) Parent is not satisfied with such examination and is electing to terminate this Agreement pursuant to the provisions of Section 8.1(e) of this Agreement. For the purpose of this Section 5.16(b), "Receipt" shall mean (x) the actual receipt by Parent of the Company Schedules or verbal confirmation by Company that such item or items do not exist, and (y) access to Company's facilities, books and records, officers, directors and employees.

               (c) "Full Scope" Financial Audit. Notwithstanding anything to the contrary in subsections (a) and (b) above, Company shall use its commercially reasonable efforts to assist Parent in the completion of a "full scope" audit examination to be conducted by Katz, Sapper & Miller working in concert with Parent's auditors. Within five business days of the completion of such audit, Parent shall deliver to Company a written notice specifying that (i) Parent is satisfied with such examination, or (ii) Parent is not satisfied with such examination and is electing to terminate this Agreement pursuant to the provisions of Section 8.1(e).

        5.17 Tax Reporting. The parties hereto and the Members will report the Merger in a manner consistent with its qualification as a reorganization under
Section 368 of the Code. The Members shall not act take any action reasonably expected to cause the Merger to fail to qualify, and shall take all actions reasonably expected to be necessary to cause the Merger to qualify, as a "reorganization" within the meaning of Sections 368(a) of the Code.

        5.18 Noncompetition Agreements. Company shall use its commercially reasonable efforts to cause each individual listed on Schedule 5.18 to execute and deliver a noncompetition agreement substantially in the form of Exhibit D (the "Noncompetition Agreements").


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) LLC Merger; Camile Merger. Each of the LLC Merger and the Camile Merger shall have been duly authorized and been consummated in accordance with and be effective under Indiana Law, Delaware Law and all applicable securities and other applicable law. All the property, rights, privileges, powers and franchises of Camile Indiana, Camille Delaware LLC and Camile Delaware shall have vested in Camile Delaware, and all debts, liabilities and duties of Camile Indiana, Camile Delaware LLC and Camile Delaware shall have become the debts, liabilities and duties of Camile Delaware. All outstanding options and rights to acquire Camile Indiana Membership Interests and Camile Delaware LLC Membership Interests and Camile Delaware capital stock shall have been exercised and to the extent not exercised cancelled. The separate existence of Camile Indiana shall have terminated.

               (b) Member Approval. This Agreement and the Merger shall have been approved and adopted by the Members by the requisite vote under applicable law and Company's Articles of Organization and Operating Agreement.

               (c) Securities Law Compliance. The issuance of the Parent Common Stock in the Merger shall be exempt from the registration requirement of the federal securities laws and shall have been qualified or shall be exempt under all applicable state securities laws.

               (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (e) Employment Offer Letters. Parent shall have executed and delivered to each of the individuals listed on Schedule 5.15, and each such individual shall have accepted, acknowledged, executed and delivered to Parent, an Offer Letter, and such Offer Letters shall be in full force and effect.

               (f) Registration Rights Agreement. Parent shall have executed and delivered to each Member a Registration Rights Agreement in substantially the form of Exhibit B and such agreement shall be in full force and effect.

               (g) Indemnification Agreements. Parent, the Surviving Corporation and each Member listed on Schedule 7.2 shall have executed and delivered an Indemnification Agreement to be effective as of the Closing, substantially in the form of Exhibit C.

               (h) No Adverse Authority. The IRS shall not have issued any published or unpublished authority, and no court of competent jurisdiction shall have issued an opinion, that would cause counsel to any of the parties hereto to conclude it is not the case that the Merger should qualify as a reorganization under Section 368(a) of the Code.

        6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Company shall have received a certificate to such effect signed by duly authorized officers of Parent and Merger Sub.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Company shall have received a certificate to such effect signed by duly authorized officers of Parent and Merger Sub.

               (c) Third Party Consents. Company shall have been furnished with copies of resolutions adopted by Parent's and Merger Sub's boards of directors approving the Merger, this agreement and the transactions contemplated hereby, and the written consent or waiver of the parties whose consent is required for the grant of registration rights provided in the Registration Rights Agreement.

               (d) Legal Opinion. Company shall have received a legal opinion from Wilson, Sonsini Goodrich & Rosati, P.C., legal counsel to Parent and Merger Sub, in a form to be mutually agreed upon by the parties.

               (e) No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets) financial condition or results of operations of Parent since December 31, 2000.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of Company by a duly authorized executive officer of Company;

               (b) Agreements and Covenants. Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of Company;

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that Company has obtained all necessary consents, approvals and waivers in order to consummate the transactions contemplated herein and to assign all Contracts and agreements of Company to Merger Sub.

               (d) Legal Opinion. Parent shall have received a legal opinion from Ice Miller, legal counsel to Company, in a form to be mutually agreed upon by the parties.

               (e) Investor Representation Letters. All Members listed on
Schedule 1.6(a) shall have delivered to Parent a completed and executed Investor Representation Letter, in substantially the form of Exhibit A.

               (f) No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets) financial condition or results of operations of Company since December 31, 2000.

               (g) Vote of Company Members. Holders of at least 95% of the outstanding Membership Interests shall have voted in favor of the Merger and the consummation of the transactions contemplated hereby.

               (h) Valid Existence Certificate. Company shall have delivered to counsel for Parent a certificate evidencing Company's valid existence under Delaware Law.

               (i) Financial Statements Certificate. Company shall have delivered to Parent a certificate signed by Dennis M. Dye, Chief Financial Officer of Company, attesting to the accuracy of Company's Financials delivered pursuant to Section 2.5 hereof.

               (j) Escrow Agreement. Parent, the Escrow Agent and all holders of Membership Interests listed on Schedule 1.6(b) shall have executed the Escrow Agreement substantially in the form attached hereto as Exhibit E.

               (k) Non-Competition Agreement. Each individual listed on Schedule
5.18 shall have executed a Noncompetition Agreement.


                                   ARTICLE VII

                 REMEDIES FOR BREACHES OF THIS AGREEMENT; ESCROW

        7.1 Survival of Representations and Warranties. All of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by Company Schedules) shall survive the Merger and continue until 5:00 p.m., Pacific Time, on the date that is 13 months following the date of the Closing (the "Expiration Date") (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing); provided, however, that (i) Company's representations and warranties in Section 2.8 (Tax and Other Returns and Reports) shall survive for the applicable statues of limitations periods,
(ii) the Company's representations and warranties in Section 2.18 (Environmental Matters) shall survive for a period of four years following the Closing Date,
(iii) all representations and warranties shall survive (a) indefinitely if fraudulently made or (b) for a period of two years from the Closing Date in cases where the party making the representation or warranty knew or should have known of the misrepresentation or omission. The terms `to the "knowledge of the Company," "to the Company's knowledge" and similar terms shall mean to the actual knowledge of each key employee, director or officer of Company after due inquiry.

        7.2    Indemnification.

               (a) Company shall cause each Member listed on Schedule 7.2 to enter into the Indemnification Agreement.

               (b) Parent and the Surviving Entity shall enter into the Indemnification Agreement.

        7.3    Escrow.

               (a) Company shall cause each Member listed on Schedule 7.3 to enter into the Escrow Agreement.

               (b) Parent shall enter into the Escrow Agreement.

               (c) At the Closing, Parent shall deposit with the Escrow Agent the Escrow Amount without the necessity of any action at such time on such Member's part. The Escrow Agent will hold the Escrow Amount for application or release as set forth in this Agreement, the Indemnification agreement and the Escrow Agreement. The Escrow Amount shall be available to compensate Parent and the Surviving Corporation and their respective affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including attorneys' fees and expenses, and expenses of investigation and defense (individually a "Loss" and collectively "Losses") incurred by Parent or the Surviving Corporation, their respective officers, directors, or affiliates as a result of

(i) any breach of a representation or warranty of Company contained herein, or
(ii) any failure by Company to perform or comply with any covenant contained herein. Parent and Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate consideration paid to the Members by Parent.

               (d) Escrow Agent shall release the Escrow Amount on the date that is 13 months after the Closing Date (the period from the Closing Date to such date, the "Escrow Period"); provided, however, that if one or more claims has been made or is pending at the end of the Escrow Period, the Escrow Agent shall retain in the Escrow Account shares of Parent Common Stock and Cash Amount that have a value equal to the aggregate amount of such pending claims, until such claims have been finally resolved as provided in the Indemnification Agreement.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

               (a) by mutual consent of Company and Parent;

               (b) by Parent or Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on March 15, 2001 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity that would: (i) prohibit Parent's or Company's ownership or operation of all or any portion of the business of Company or (ii) compel Parent or Company to dispose of or hold separate all or a portion of the business or assets of Company or Parent as a result of the Merger;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company and (i) such breach has not been cured within ten business days after written notice to Company (provided that, no cure period shall be required for a breach that by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied, and (iii) if such material breach is disclosed by Company to Parent on a Supplemental Disclosure after delivery by Parent of its Due Diligence Completion Notice pursuant to Section 5.16(b) or Section 5.16(c), and Parent has informed Company of its intention to terminate this Agreement within three business days following Parent's receipt of such Supplemental Disclosure;

               (e) by Parent by giving written notice to Company; pursuant to
Section 5.16; provided, however, Parent may not terminate this Agreement pursuant to this subsection (e) if Parent fails to give any such notice within the time limitations set forth in Section 5.16.

               (f) by Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) such breach has not been cured within ten business days after written notice to Parent (provided that, no cure period shall be required for a breach that by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; or

               (g) by Parent if more than five percent (5%) of the outstanding Membership Interests shall be qualified to be Dissenting Shares after the first meeting of or action by the Members to approve this Agreement and the Merger.

               (h) by Company if Company has received a written binding offer for the acquisition of Company (whether by way of merger, purchase of capital stock, purchase of all or substantially all of Company's assets or otherwise) from any third party that in its Board of Directors' reasonable opinion, requires that Company terminate this Agreement pursuant to exercise by Company's Board of Directors of its Fiduciary Duties

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company, or their respective officers, directors, Members or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections
5.3 and 5.4 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Topping Fee. If (i) Company terminates this Agreement pursuant to
Section 8.1(h), (ii) Company enters into a binding Agreement for the acquisition of Company (whether by way of merger, purchase of capital stock, purchase of all or substantially all of the capital assets of Company or otherwise) ("Sale of Company") by any third party within six months from the date of termination of this Agreement, and (iii) Company subsequently consummates the Sale of Company with such third party or any affiliate of such party within 12 months from the date of termination of this Agreement, Company shall pay to Parent, in cash, within thirty days after consummation of such Sale of Company, a nonrefundable topping-up fee in the amount of $500,000.

        8.4 Amendment. This Agreement may not be amended at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been adopted by the Members, no such amendment shall reduce the amount or change the form of consideration to be paid to the Members pursuant to this Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Members.

        8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      Argonaut Technologies, Inc.
                      887 Industrial Road, Suite G
                      San Carlos, CA  94070
                      Attention: President and Chief Executive Officer Telephone No.: (650) 598-1350
                      Facsimile No.:  (650) 598-1359

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attention:  Richard L. Picheny, Esq.
                      Telephone No.:  (650) 493-9300
                      Facsimile No.:  (650) 493-6811

               (b)    if to Company, to:

                      Camile Products, LLC.
                      9315 Delegates Row
                      Indianapolis, Indiana 46240
                      Attention:  President
                      Telephone No.:  (317) 573-3880
                      Facsimile No.:  (317) 573-3888

                      with a copy to:
                      Ice Miller
                      One American Square
                      Box 82001
                      Indianapolis, Indiana 46282
                      Attention:  Stephen Hackman, Esq.
                      Telephone No.:  (317) 236-2289
                      Facsimile No.:  (317) 592-4666

        9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise noted, all references in this Agreement to Exhibits and Schedules refer to Exhibits and Schedules to this Agreement.

        9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

        9.7 Exclusive Remedy. Except in the case of fraud, the indemnification rights of the parties under Article VII and the Indemnification Agreement are the exclusive rights and remedies of Parent, Merger Sub, Company and the Members, at law or in equity or otherwise following Closing for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, recession or restitution, all of which rights or remedies shall be attached hereby. Except in the case of fraud, Parent, Merger Sub and Company and hereby irrevocably waive and release the other from any and all claims for contribution, whether arising by statute, common law or otherwise, relating to any such subject matter.

        9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



                  [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


CAMILE PRODUCTS, LLC.,                              ARGONAUT TECHNOLOGIES, INC.,
AN INDIANA LIMITED LIABILITY COMPANY                A DELAWARE CORPORATION



By:   /s/ Spencer M. Vawter                      By:   /s/ David P. Binkley
   -----------------------------------              ----------------------------
   Spencer M. Vawter                                David P. Binkley, Ph.D
   President & CEO                                  President & CEO



CPL ACQUISITION CORP.,
A DELAWARE CORPORATION



By:   /s/ David P. Binkley
   -------------------------
   David P. Binkley, Ph.D
   President & CEO

                                  ATTACHMENT A

               As set forth in the Agreement and Plan of Reorganization, it is intended that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Accordingly, the Parties represent and warrant the following:

        I. Representations of Parent and Merger Sub.

               (a) The fair market value of the Parent stock and other consideration received by each Camile Delaware shareholder will be approximately equal to the fair market value of the Camile Delaware stock surrendered in exchange therefor.

               (b) Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Camile Delaware immediately prior to the transaction. For purposes of this representation, amounts paid by Camile Delaware to shareholders who receive cash or other property, amounts paid to Camile Indiana Members in connection with the pro rata distribution of the proceeds with respect to the exercise of certain options and warrants to the Members of Camile Indiana prior to the exercise of such options and warrants (the "Distribution"), Camile Delaware assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Camile Delaware immediately preceding the transfer, will be included as assets of Camile Delaware held immediately prior to the transaction.

               (c) Prior to the transaction, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

               (d) Following the transaction, Merger Sub will not issue additional shares of its stock that would result in Parent losing control of Merger Sub within the meaning of Code Section 368(c).

               (e) Parent has no plan or intention to reacquire any of its stock issued in the transaction.

               (f) Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of Camile Delaware acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

               (g) Following the transaction, Merger Sub will continue the historic business of Camile Delaware or use a significant portion of Camile Delaware's business assets in a business.

               (h) Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the transaction.

               (i) There is no intercorporate indebtedness existing between Parent and Camile Delaware or between Merger Sub and Camile Delaware that was issued, acquired, or will be settled at a discount.

               (j) Neither Parent nor Merger Sub is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

               (k) The fair market value of the assets of Camile Delaware transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (l)    No stock of Merger Sub will be issued in the transaction.

               (m) The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Camile Delaware shareholders instead of issuing fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued in the transaction to the Camile Delaware shareholders in exchange for their Camile Delaware stock. If the fractional share interests of each Camile Delaware shareholder are aggregated, no single Camile Delaware shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock.

               (n) Except for the compensation element with respect to certain Membership Interests received as a result of exercising certain stock options, none of the compensation received by any shareholder-employee of Camile Delaware will be separate consideration for, or allocable to, any of their Camile Delaware stock; none of the shares of Parent stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

               (o) Parent will pay or assume only those expenses of Camile Delaware that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-53, 1973-1 C.B. 187.

        II Representations of Company.

               (a)The fair market value of the Parent stock and other consideration received by each Camile Delaware shareholder will be approximately equal to the fair market value of the Camile Delaware stock surrendered in exchange therefor.

               (b) Prior to and in connection with the Merger, and except for the Distribution by Camile Indiana to its Members and the payment of the Cash Amount as Merger consideration to the Camile Delaware shareholders in exchange for their Camile Delaware stock, (i) Camile Delaware has no plan or intention to redeem any stock of Camile Delaware held by Camile Delaware shareholders or to make any distribution with respect to any stock of Camile Delaware held by Camile Delaware shareholders within the meaning of Treasury Regulation Section 1.368-1(e)(1)(ii); (ii) Camile Delaware has not redeemed (and will not redeem) any Camile Delaware stock, within the meaning of Treasury Regulation Section 1.368-1(e)(1)(ii), with respect thereto; and (iii) no person that is related to Camile Delaware, within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i), has acquired (or will acquire) Camile Delaware stock from any holder thereof.

               (c) Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Camile Delaware immediately prior to the transaction. For purposes of this representation, amounts paid by Camile Delaware to shareholders who receive cash or other property, amounts paid to Camile Indiana Members in connection with the Distribution, Camile Delaware assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Camile Delaware immediately preceding the transfer, will be included as assets of Camile Delaware held immediately prior to the transaction.

               (d) The liabilities of Camile Delaware assumed by Merger Sub and the liabilities to which the transferred assets of Camile Delaware are subject were incurred by Camile Delaware in the ordinary course of its business.

               (e) Camile Delaware and the shareholders of Camile Delaware will pay their respective expenses, if any, incurred in connection with the transaction.

               (f) There is no intercorporate indebtedness existing between Parent and Camile Delaware or between Merger Sub and Camile Delaware that was issued, acquired, or will be settled at a discount.

               (g) Camile Delaware is not an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

               (h) Camile Delaware is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

               (i) The fair market value of the assets of Camile Delaware transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (j) The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Camile Delaware shareholders instead of issuing fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued in the transaction to the Camile Delaware shareholders in exchange for their Camile Delaware stock. If the fractional share interests of each Camile Delaware shareholder are aggregated, no single Camile Delaware shareholder will receive cash in an amount greater to or greater than the value of one full share of Parent stock.

               (k) Except for the compensation element with respect to certain Membership Interests received as a result of exercising certain stock options, none of the compensation received by any shareholder-employee of Camile Delaware will be separate consideration for, or allocable to, any of their Camile Delaware stock; none of the shares of Parent stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

               (l) Parent will pay or assume only those expenses of Camile Delaware that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-53, 1973-1 C.B. 18



                                      -50-